CERTIFICATE OF AMENDMENT OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPTINOSE, INC.

OptiNose, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1.The name of the Corporation is OptiNose, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 26, 2010 (the "Original Certificate"). The Original Certificate was amended in its entirety pursuant to a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2010 (the "Restated Certificate"). The Restated Certificate was amended pursuant to a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on November 18, 2011 (the "First Amendment"), and a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on April 1, 2014 (the "Second Amendment"). The Restated Certificate, as amended by the First Amendment and Second Amendment, was further amended in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2014 (the "Second Restated Certificate"). The Second Restated Certificate was further amended in its entirety pursuant to a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 24, 2017 (the "Third Restated Certificate"). The Third Restated Certificate was further amended in its entirety pursuant to a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on October 17, 2017 (the "Fourth Restated Certificate").

2.Article 4, Section 4.1 of the Fourth Restated Certificate is hereby amended by replacing the first paragraph thereof with the following:

4.1. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 355,000,000 shares, consisting of (i) 350,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"). Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

3.This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.This Certificate of Amendment shall become effective upon its filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 14th day of June, 2023.

OPTINOSE, INC.
By: /s/ Ramy Mahmoud
Name: Ramy Mahmoud
Title: Chief Executive Officer